Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Netherland Sewell & Associates, Inc. consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Quicksilver Resources Inc. (the “Company”) for the year ended December 31, 2004. We hereby further consent to the use of information contained in our reports, as of January 1, 2004 and 2003, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Annual Report on Form 10-K. We further consent to the incorporation by reference of such Annual Report on Form 10-K into Registration Statements Nos. 333-69496, 333-82180, 333-89204, 333-92196, and 333-117447 on Form S-3 and Registration Statement Nos. 333-94387, 333-91526, 333-113617 and 333-116180 on Form S-8 of the Company.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder
Executive Vice President

Dallas, Texas

March 16, 2005